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Phase 3 Results of Genasense® Plus Dexamethasone in Patients with
Advanced Multiple Myeloma Presented at ASH Meeting

BERKELEY HEIGHTS, NJ – December 4, 2004 —Genta Incorporated (Nasdaq: GNTA) announced that results from the Company’s randomized Phase 3 clinical trial of Genasense® (oblimersen sodium) Injection in patients with relapsed or refractory multiple myeloma were presented today at the annual meeting of the American Society of Hematology (ASH) in San Diego, CA. As previously announced, the trial did not meet its primary endpoint, which was the demonstration of a statistically significant increase in time-to-disease progression.

Study Design

Patients were eligible for this trial if they had failed standard treatment for myeloma. Two hundred twenty-four patients were randomized to receive standard therapy using high-dose dexamethasone with or without Genasense. The primary objective of the study was to evaluate whether the addition of Genasense would significantly increase the time-to-progression. Secondary end-points included comparisons of objective response, clinical benefit, and safety. Experts that were blinded to treatment assignment made the final determinations of response and progression.

Patients Treated

In the trial, 110 patients were randomized to receive Genasense plus dexamethasone, and 114 patients were randomized to receive dexamethasone alone. While randomization achieved a balance in many factors, patients randomized to the Genasense group had significantly lower performance status (P=0.02), which is a measure of general health. Patients in the Genasense group also tended to have a higher baseline measure of serum beta-2-microglobulin (P=0.08), which historically has been one of the most important markers for poor outcome. Prior to entering the study, patients in both groups had received extensive prior treatment with corticosteroids such as dexamethasone (median of 2 steroid-containing regimens).

Efficacy End-Points

The median time-to-progression was 3.1 months for patients treated with Genasense plus dexamethasone and 3.5 months for patients treated with dexamethasone alone, which was not significantly different (P=0.26). Sixteen patients (15%) who were treated with Genasense plus dexamethasone achieved a major clinical response (defined as a partial response or a response with greater than or equal to 75% reduction of myeloma protein), compared to 20 patients (18%) who were treated with dexamethasone alone (P=0.6).

Safety

Specific adverse events that were significantly higher in the Genasense/dexamethasone group included (but were not limited to) nausea, fever, constipation, diarrhea, and intravenous catheter complications. Serious adverse events that resulted in discontinuation of therapy were equal between the treatment arms (16% for each group). The incidence of Grade 3-4 neutropenia (4%) and anemia (12%) was identical in the two treatment groups. The incidence of Grade 3-4 thrombocytopenia in the Genasense/dexamethasone group was 14% and 5% in the dexamethasone group. Renal failure, which is a common complication in patients with advanced myeloma, occurred with equal frequency - 3 patients in the Genasense/dexamethasone group and 4 patients in the dexamethasone group. Mortality on study that occurred within 30 days from the last dose of treatment (irrespective of relation to study drugs) occurred in 13 patients treated with Genasense/dexamethasone and 10 patients treated with dexamethasone (P=N.S.). The excess mortality was due to fatal progression of disease (6 patients in the Genasense/dexamethasone group and 1 patient in the dexamethasone group.)

About Genasense

Genasense inhibits production of Bcl-2, a protein made by cancer cells that is thought to block chemotherapy-induced apoptosis (programmed cell death). By reducing the amount of Bcl-2 in cancer cells, Genasense may enhance the effectiveness of current anticancer treatments. Genta is pursuing a broad clinical development program with Genasense evaluating its potential to treat various forms of cancer.

About Genta

Genta Incorporated is a pharmaceutical company with a diversified product portfolio that is focused on delivering innovative products for the treatment of patients with cancer. The Company’s research platform is anchored by two major programs that center on oligonucleotides (RNA and DNA-based medicines) and small molecules. Genasense® (oblimersen sodium) Injection, the Company's lead compound from its oligonucleotide program, is currently undergoing late-stage, Phase 3 clinical testing. The leading drug in Genta’s small molecule program is Ganite® (gallium nitrate injection), which the Company is exclusively marketing in the U.S. for treatment of patients with cancer-related hypercalcemia that is resistant to hydration. For more information about Genta, please visit our website at: www.genta.com.

Genta Forward Looking Statement

This press release contains forward-looking statements with respect to business conducted by Genta Incorporated. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. There are a number of factors that could cause actual results and developments to differ materially. For a discussion of those risks and uncertainties, please see the Company’s Annual Report/Form 10-K for 2003.